Exhibit 99.1

Post Holdings Announces Pricing of $525 Million of Senior Notes Due 2021

St. Louis, Missouri - November 13, 2013 - Post Holdings, Inc. (NYSE:POST) today announced the pricing of its offering of $450 million aggregate principal amount of 6.75% senior notes due 2021 at par (the “Notes”). In addition, the size of the Notes offering was increased to $525 million. The offering is expected to close on November 18, 2013. The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company's domestic subsidiaries, Post Foods, LLC, Attune Foods, LLC, Premier Nutrition Corporation and Premier Protein, Inc. The Company intends to use the net proceeds from the proposed offering to fund the previously announced acquisition of Dakota Growers Pasta Company (in lieu of the $200 million of committed debt financing obtained in connection with the acquisition) and for general corporate purposes, which could include, among other things, financing additional acquisition opportunities, working capital and capital expenditures. The offering is not contingent on the consummation of the acquisition of Dakota Growers, and if the acquisition does not close, all of the proceeds of the offering would be used for general corporate purposes.
The Notes and the related subsidiary guarantees are being offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in compliance with Regulation S under the Securities Act.
The Notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may," or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation.
Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626